Exhibit 99.1

Simulations Plus

Integrating Science and Software

For Further Information:

Simulations Plus, Inc.

42505 10th Street West

Lancaster, CA 93534-7059

CONTACT:

Simulations Plus Investor Relations	Hayden IR
Ms. Renée Bouché	Mr. Cameron Donahue
661-723-7723	651-653-1854
renee@simulations-plus.com	cameron@haydenir.com

For Immediate Release:

January 9, 2014

Simulations Plus Reports First Quarter FY2014 Financial Results

Net sales increase 15.3% to first quarter record $2.641 million; Earnings up 16.7%

LANCASTER, CA, January 9, 2014 – Simulations Plus, Inc. (NASDAQ: SLP), a leading provider of simulation and modeling software for pharmaceutical discovery and development, today reported financial results for its first quarter of fiscal year 2014 ended November 30, 2013 (1QFY14).

1QFY14 highlights compared with 1QFY13:

•	Net sales increased 15.3% to first-quarter record $2.641 million from $2.290 million
•	Gross profit increased 15.2% to $2.193 million from $1.903 million
•	SG&A increased 15.0% to $1.071 million from $0.931 million
•	R&D expenditures decreased 10.1% to $162,000 from $180,000
•	Income before taxes increased 10.8% to $0.992 million from $0.896 million
•	Net income increased 16.7% to $685,000 from $587,000
•	Diluted earnings per share increased 16.7% to $0.042 from $0.036

Mr. John Kneisel, chief financial officer of Simulations Plus, said: “Increased Selling, General and Administrative (SG&A) expenses for 1QFY14 were due to increased commissions on sales to dealers in Asia, increases in salaries and wages, and increases in costs related to trade shows and travel, all of which outweighed decreases in M&A consultant fees and advertising costs. R&D expenses decreased due to increased scientific staff time spent on capitalized software development activities. A lower income tax rate for 1QFY14 resulted in a provision for income taxes of $307,000, nearly the same dollar amount as for 1QFY13 ($309,000). Cash increased to $10.55 million on November 30, 2013, compared to $10.18 million on August 31, 2013, after distributing $643,000 in dividends during 1QFY14. Shareholders’ equity was $14.35 million at the end of 1QFY14 compared to $14.24 million on August 31, 2013.”

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Walt Woltosz, chairman and chief executive officer of Simulations Plus, added: “Fiscal year 2014 is off to a very good start with this record first quarter. Revenues and earnings are both up nicely in spite of the fact that we completed all of our recent funded collaborations prior to the quarter. Our software development activities on the next releases of ADMET Predictor™, GastroPlus™, and MedChem Studio™ are proceeding well, and we hope to release our new MembranePlus™ software product in the second calendar quarter of this year. We continue to interview candidates to expand the technical team and we continue to look for opportunities to grow the business via acquisition. Our new NCE (new chemical entity) project is proceeding well with the synthesis of a number of molecules just completed and we hope to select the contractor for testing these molecules to determine their activities against their COX-2 (cyclooxygenase-2) and COX-1 enzyme targets in the next few days.”

The Company has announced an investor conference call that will be webcast live at 1:15 PST/4:15 PM EST today, Thursday, January 9, 2014, which may be accessed by first registering at the following website: https://www2.gotomeeting.com/register/132664954. Upon registering, you will receive a confirmation e-mail with a unique link and instructions for joining the call. Please dial in five to ten minutes prior to the scheduled start time. For listen-only mode, you may dial (646) 307-1721, and enter access code 176-825-537.

About Simulations Plus, Inc.

Simulations Plus, Inc., is a premier developer of groundbreaking drug discovery and development simulation and modeling software, which is licensed to and used in the conduct of drug research by major pharmaceutical, biotechnology, agrochemical, and food industry companies worldwide. Simulations Plus, Inc., is headquartered in Southern California and trades on the NASDAQ Capital Market under the symbol “SLP.” For more information, visit our Web site at www.simulations-plus.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 – With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Words like “believe,” “expect” and “anticipate” mean that these are our best estimates as of this writing, but that there can be no assurances that expected or anticipated results or events will actually take place, so our actual future results could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain our competitive advantages, acceptance of new software and improved versions of our existing software by our customers, the general economics of the pharmaceutical industry, our ability to finance growth, our ability to continue to attract and retain highly qualified technical staff, our ability to identify and close acquisitions on terms favorable to the Company, and a sustainable market. Further information on our risk factors is contained in our quarterly and annual reports as filed with the Securities and Exchange Commission.

--Tables follow –

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SIMULATIONS PLUS, INC. CONDENSED BALANCE SHEETS As of

	November 30,	August 31,
ASSETS
	2013	2013
Current assets
Cash and cash equivalents	$10,554,707	$10,179,298
Prepaid income taxes	64,798	301,573
Accounts receivable, net of allowance for doubtful accounts of $0	1,866,445	1,910,615
Contracts receivable	289,040	203,913
Prepaid expenses and other current assets	173,075	192,173
Deferred income taxes	188,126	184,258
Total current assets	13,136,191	12,971,830
Long-term assets
Capitalized computer software development costs, net of accumulated amortization of $5,993,404 and $5,801,578	3,072,547	2,891,169
Property and equipment, net	115,927	117,987
Intellectual property, net of accumulated amortization of $13,125 and $11,250	61,875	63,750
Other assets	18,445	18,445
Total assets	$16,404,985	$16,063,181

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$235,422	$146,011
Accrued payroll and other expenses	337,603	311,209
Accrued bonuses to officer	30,000	60,000
Other current liabilities	19,859	19,859
Deferred revenue	168,241	89,227
Total current liabilities	791,125	626,306

Long-term liabilities
Deferred income taxes	1,220,435	1,146,389
Other long-term liabilities	43,028	47,993
Total liabilities	2,054,588	1,820,688

Commitments and contingencies

Shareholders' equity
Preferred stock, $0.001 par value 10,000,000 shares authorized no shares issued and outstanding	–	–
Common stock, $0.001 par value 50,000,000 shares authorized 16,073,894 and 16,030,894 shares issued and outstanding	4,545	4,502
Additional paid-in capital	4,908,456	4,842,794
Retained earnings	9,437,396	9,395,197
Total shareholders' equity	14,350,397	14,242,493

Total liabilities and shareholders' equity	$16,404,985	$16,063,181

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SIMULATIONS PLUS, INC. CONDENSED STATEMENTS OF OPERATIONS For the three months ended

	November 30
	2013	2012

Net sales	$2,641,000	$2,290,094
Cost of sales	448,420	386,870
Gross profit	2,192,580	1,903,224
Operating expenses
Selling, general, and administrative	1,071,091	931,060
Research and development	162,116	180,335
Total operating expenses	1,233,207	1,111,395

Income from operations	959,373	791,829

Other income (expense)
Interest income	9,026	13,728
Miscellaneous income	–	15,404
Gain on currency exchange	23,709	74,654
	–	–
Total other income (expense)	32,735	103,786

Income from continuing operations before provision for income taxes	992,108	895,615

Provision for income taxes	(306,953)	(308,629)

Net Income	$685,155	$586,986

Earnings per share
Basic	$0.04	$0.04
Diluted	$0.04	$0.04

Weighted-average common shares outstanding
Basic	16,049,707	15,927,806
Diluted	16,366,720	16,365,552

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